Exhibit 10.14

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT TO LICENSE AGREEMENT (this “First Amendment”) is made and entered into effective as of the 21st day of July, 2020, by and between ELAPIIE PROPULSION TECHNOLOGIES LTD., a Slovenian limited corporation, with offices located at Teslova Ulica 30, 1000 Ljubjana, Slovenia (“Licensor” or “Elaphe”), and LORDSTOWN MOTORS CORP, a Delaware corporation, with offices located at 2300 Hallock-Young Road, S.W., Lordstown Ohio 44481, or its designated Affiliate (“Licensee” or “LMC”) (collectively, the “Parties,” or each, individually, a “Party”).

RECITALS

A.           The Parties previously entered into that certain License Agreement (the “Original License Agreement”), dated as of March 16, 2020.

B.            The Parties hereby desire to amend the Original License Agreement to clarify certain provisions thereof and otherwise to confirm that the Original License Agreement remains in full force and effect, except onlyto the extent modified by this First Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the agreement and undertakings of Licensor and Licensee set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties herein hereby agree as follows:

1.             Amendment to Section 4. Section 4 of the Original License Agreement is hereby amended and restated in its entirety to read as follows:

4.            Improvements. As between the Parties:

(a)            Licensee will solely own all right, title, and interest in and to any modification of or improvement or enhancement to any Materials made by Licensee’s employees Or independent contractors (each, a “Licensee Improvement”)

(b)            Licensor Will solely own all right, title, and interest in and to any modification of or improvement or enhancement to any Materials made by Licensor’s employees or independent contractors (each, a “Licensor Improvement”).

(c)            Licensor and Licensee will jointly own all right, title, and interest in and to any modification of or improvement or enhancement to any Materials jointly made by Licensor’s and Licensee’s employees or independent contractors (each, a “Joint Improvement”).

(d)           All Licensor Improvements will be included in the Materials for all purposes under this Agreement, including the license granted under Section 2(a) and the technical assistance obligations under the Support Agreement, without any additional license fee, royalty or other consideration of any kind. Each Party shall fully cooperate with the other Party and take all further actions and execute, acknowledge, and deliver all assignments and other documents as the first Party may reasonably request and at its expense, to evidence and protect such Party’s intellectual property and other proprietary rights in and to all improvements as set forth in Section 4(a) – (c).

2.             References to License Agreement. Any and all references within the Original License Agreement and in the Support Agreement to this “Agreement” or to the “License Agreement” shall mean the Original License Agreement as amended by this First Amendment.

3.             Reaffirmation. The parties do hereby ratify and affirm all of the terms and provisions of the Original License Agreement and such terms, as amended and supplemented by this First Amendment, shall remain in full force and effect.

4.             Counterparts. This First Amendment may be executed in any number of counterparts, each of which will constitute an original and all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELAPHE PRODUCTION TECHNOLOGIES LTD.

By:	/s/ Gorazd Lampic
Name: Gorazd Lampič
Title: CEO

LORDSTOWN MOTORS CORP.

By:	/s/ Stephen S. Burns
Name: Stephen S. Burns
Title: Chief Executive Officer

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License Agreement

This License Agreement (this “Agreement”), effective as of March __, 2020 (the “Effective Date”), is by and between ELAPHE PROPULSION TECHNOLOGIES LTD., a Slovenian limited corporation, with offices located at Teslova Ulica 30, 1000 Ljubljana, Slovenia (“Licensor” or “Elaphe”), and LORDSTOWN MOTORS CORP., a Delaware corporation, with offices located at 2300 Hallock-Young Road, S.W., Lordstown Ohio 44481, or its designated Affiliate (“Licensee” or “LMC”) (collectively, the “Parties;” or each, individually, a “Party”).

WHEREAS, Licensor owns certain proprietary technology and information relating to the design and production of electric powertrain “hub” (or in-wheel) motors and related products and technology; and

WHEREAS. Licensee wishes to obtain, and Licensor is willing to grant to Licensee, a license under Licensor’s proprietary rights in and to such technology and information on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which arc hereby acknowledged, the Parties agree as follows:

1.              Definitions. Capitalized terms used but not defined elsewhere in this Agreement have the following meanings:

“Affiliate” of a Party means any entity that, at any time, is more than 50% owned by such Party, owns more than 50% of such Party, or is more than 50% owned by a third party that owns more than 50% of such Party.

“Facility” means Licensee’s plant located in Lordstown, Ohio, USA, to be used, among other purposes, for the production of Endurance vehicles incorporating Licensed Products.

“Know How” means Licensor’s confidential know-how relating to electric powertrain “hub” (or in-wheel) motors and related products and technology, including, without limitation, non-patented inventions, designs, plans and specifications, owned or acquired by or licensed to Licensor.

“License Fee” means the license fee payable pursuant to Section 5(b) and Exhibit A

“Licensed Product” means the Elaphe Model L-1500* Endurance Motor for LMC’s Endurance or LMC’s substitute model pickup truck, and any replacement or substitute Elaphe design hub motor products for LMC’s Endurance or LMC’s substitute model pickup truck.

“Licensed Rights” means Licensor’s proprietary and other rights in and to the. Patent Rights, Know-How, the Production Design, and Software, now owned or hereafter acquired or owned or licensed to Licensor,

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“LMC Trucks” means Licensee’s Endurance model pickup truck, as designed and existing from time-to-time, or Licensees substitute model pickup truck designed, manufactured, used or sold by Licensee.

“Materials” means all of the following owned or acquired by Licensor relating to, as applicable, the Licensed Product, Patent Rights, Know-How, Production Design, and Software: all documentation, materials, and other tangible embodiments of any of the foregoing, in any form or medium (including papers, invention disclosures, laboratory notebooks, notes, drawings, flowcharts, diagrams, descriptions, manuals, prototypes), relating to manufacturing, production, testing, sourcing, engineering, technology, agreements, inventions, discoveries, ideas, processes, methods, designs, plans, instructions, specifications, formulas, testing and other protocols, settings, and procedures, vendor and supply chain contacts and information, and other confidential or proprietary technical, scientific, engineering, business, or financial information.

“Patent Rights” means all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, owned or acquired by or licensed to Licensor, including, but not limited to all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, all rights corresponding thereto throughout the world, and all inventions and improvements described therein.

“Production Design” means Licensor’s information relating to the design, layout and testing of, and the sourcing and selection of, equipment and other components for the manufacturing of Licensed Products, including but not limited to the assembly line for the production of Licensed Products.

“Software” means any software owned or acquired by or licensed to Licensor, relating to the Licensed Products, including but not limited to the manufacture, use, design, and testing of Licensed Products and the manufacture, use, design and testing of Licensed Products in vehicles.

“Support Agreement” means that certain Facilities and Support Agreement, of even date herewith, by and between the. Parties relating to project management, engineering support, technical assistance, and consulting services, relating to the planning and development of a manufacturing line for the Licensed Products at the Facility.

“Territory” means the United States of America, Canada, and Mexico.

2.             License; Most-Favored Nation.

(a)            Grant. Licensor hereby grants to Licensee: (i) a perpetual, non-exclusive, non-revocable, and non-transferable (except in accordance with Section 13) license, with the right to sublicense in accordance with Section 2(b), to the Licensed Rights and Materials; (ii) and the right to use such Licensed Rights and Materials to make, have made, use, sell, offer to sell, import the Licensed Products for LMC Trucks in the Territory, including, but not limited to the right to manufacture, modify, use and sell (as part of the vehicle or replacement part thereof) Licensed Products produced on Licensee’s manufacturing line, and to use the Materials in connection with the design, development, manufacture, use, marketing, promotion, distribution, sale, or other exploitation of the. Licensed Products and LMC Trucks.

(b)           Sublicensing. Licensee may grant sublicenses under the license granted in Section 2(a) to (i) its Affiliates without any further consent or approval of Licensor, provided that Licensee notify in advance Licensor of each such transaction and further provided that such sub-license is valid only for such time as Sublicensee remains an Affiliate of Licensee, and (ii) to other parties only upon the prior written consent of Licensor (each such approved party, a “Sublicensee”).

(c)            Licensor’s Reserved Rights. Licensor will not market, advertise, promote, sell, or distribute the Licensed Products in the Territory without. Licensee’s prior written consent. Licensor reserves the right to manufacture, market, promote, distribute, and sell in the Territory products using the Materials other than Licensed Products.

(d)           Other Sales of the Licensed Products. If at any time or from time-to-time, Licensor sells, licenses, or distributes the Licensed Products through other parties, directly or indirectly, into the Territory, Licensor shall immediately notify Licensee of such activity and offer to sell to Licensee such Licensed Products on identical economic terms or, if applicable, offer the Licensed Products on the licensing terms available to such other party.

(e)            Licensee shall not use Licensed Rights and Materials for production of the Licensed Products or grant any sublicense if Licensee is in breach of any material obligation under the Support Agreement.

3.            Materials Transfer. In connection with the performance of the Services (as such term is defined in the Support Agreement), Licensor shall disclose the Materials to Licensee in such form and media as may be reasonably requested by Licensee. Licensor shall make available technical personnel and support pursuant to the Support Agreement. For the avoidance of doubt, subject to the license expressly granted to Licensee under Section 2(a), Licensor retains all right, title and interest in and to the Materials and Software delivered or otherwise made available to Licensee hereunder. The ownership of tooling, testing equipment, dies, and other tooling paid for by Licensee shall be owned by Licensee.

4.             Improvements. As between the Parties;

(a)           Licensee will solely own all right, title, and interest in and to any modification of or improvement or enhancement to any Materials made by Licensee’s employees or independent contractors (each, an “Licensee Improvement”)

(b)           Licensor will solely own all right, title, and interest in and to any modification of or improvement or enhancement to any Materials made by Licensor’s employees or independent contractors (each, an “Licensor Improvement”).

(c)           Licensor and Licensee will jointly own all right, title, and interest in and to any modification of or improvement or enhancement to any Materials jointly made by Licenser’s and Licensee’s employees or independent contractors (each, an “Joint Improvement”).

(d)           All Licensor Improvements will be included in the Materials for all purposes under this Agreement, including the license granted under Section 2(a) and the technical assistance obligations under the Support Agreement, without any additional license fee, royalty or other consideration of any kind. Licensee hereby transfers and assigns to Licensor, without additional consideration, all of its right, title, and interest in and to any Improvement made by any employee or independent contractor of Licensee, whether solely or jointly with any employee or independent contractor of Licensor or any third party. Licensee shall fully cooperate with Licensor and take all further actions and execute, acknowledge, and deliver all assignments and other documents as Licensor may reasonably request and at Licensor’s expense, to evidence and protect Licensor’s intellectual properly and other proprietary rights in and to all Improvements.

5.             Payments.

(a)           Upfront Payment. Promptly upon execution of this Agreement and the Support Agreement, Licensee shall pay to Licensor a non-refundable, non-creditable payment of. One Thousand Dollars ($1,000.00). Such Upfront Payment is, separate and apart from any Purchase Order payment of Licensee to Licensor.

(b)            License Fee. Licensee shall pay to Licensor a License Fee in accordance with the License fee Schedule attached hereto as Exhibit A. License Fees shall be calculated on a per motor-produced basis, including only those motors suitable for use, in production, provided that there shall excluded therefrom a reasonable number of motors produced and held by Licensee in reserve inventory, not to exceed 100 in number in 2020; 240 in 2021; and 500 in 2022, until such motors are removed from reserve inventory by Licensee for use in production. At the request of Licensee the number of reserve motors may be increased, as may be approved by Licensor in good faith. Subject to the immediately preceding sentence, the calculation of the License Fee shall take into account all motors manufactured by Licensee and Sublicensees.

(c)           Payment Terms. Licensee shall pay the License Fee due under Section 5(b) within thirty (30) days after the end of each calendar quarter in which such payments become due. Licensee shall make all payments due hereunder in US dollars by wire transfer of immediately available funds to a bank account designated in writing by Licensor, The License fee and any other amounts payable by Licensee to Licensor, under this Agreement, are exclusive of any and all foreign and domestic taxes, fees or charges, which if found to be applicable, will be invoiced to Licensee and paid by Licensee within 30 days of such invoice. If any payment is not received by Licensor on or before the due date for such payment, Licensee shall pay to Licensor interest on the overdue payment from the due date to the date such payment is received by Licensor at a rate of five percent (5%) per annum, or if lower, the maximum amount permitted under applicable law.

(d)           License Fee Reports. On or before the due date for all payments to Licensor, Licensee shall submit to Licensor a report setting forth its License Fee calculation for the applicable calendar quarter in sufficient detail to permit confirmation of the accuracy of the License Fee payment made, including: (1) the aggregate production of all Licensed Products, including products of all Sublicensees, on a quarterly and year-to-date basis; (ii) the type and amount of all deductions and offsets allocated with respect to such production, including without limitation, reserve inventory; and (iii) the applicable License Fee rate.

(e)           Records and Audit.

(i)              Licensee shall keep, in accordance with generally accepted accounting principles as applicable, records in sufficient detail to verify the completeness and accuracy of any License Fee report submitted under Section 5(d) and the calculation of payments due to Licensor hereunder. Licensee shall maintain such records for at least three (3) years after the end of the calendar quarter in which such payments become due.

(ii)             Licensor may at any time within eighteen (18) months after receiving any License Fee report from Licensee, nominate an independent U.S. certified public accountant (“Auditor”) for the purpose of verifying such License Fee report and payments made to Licensor. Licensee shall permit without delay the Auditor to have access to Licensee’s records kept in accordance with Section 5(e) upon reasonable notice to Licensee and during Licensee’s normal business hours. All information and materials made available to the Auditor in connection with such audit will be deemed to be Licensee’s Confidential Information. Licensor shall provide to Licensee a copy of the Auditor’s audit report within three (3) days of Licensor’s receipt of the report. If the report shows Licensee’s payments are deficient, Licensee shall pay Licensor the deficient amount plus interest on the deficient amount, calculated in accordance with Section 5(c), plus all documented and invoiced out-of-pocket costs of the Auditor within thirty (30) days after Licensee’s receipt of the audit report. Licensor may not exercise this audit right more than once for any payment period.

6.            Proprietary Rights.

(a)           Preservation of Licensed Rights.

(i)              Licensee acknowledges that: (A) certain of the Licensed Rights and Materials are Licenser’s Confidential Information and subject to the confidentiality and non-disclosure obligations under Section 8; and (B) the Licensed Rights derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, any other person or entity. Licensor acknowledges that Licensee will derive economic value from the license of the Licensed Rights and the Materials and has a continuing interest in the protection of such information.

(ii)             Each Party shall use reasonable efforts to preserve the secrecy of the Licensed Rights and the Materials at all times while this Agreement remains in effect and for a period of five (5) years following termination hereof.

(iii)           Any other information, disclosure and communications between the Parties and their related Affiliates hereunder shall remain subject to that certain Mutual Non-Disclosure Agreement, executed by the parties on July 2, 2019.

(b)           Enforcement. Each Party shall immediately notify the other Party in writing of any actual or suspected misappropriation or other unauthorized access, disclosure, or use of any Licensed Rights or Materials in the Territory (“Unauthorized Use”) and shall provide such other Party with any known details of such Unauthorized Use. Licensor has the first right, in its discretion, to bring any action or proceeding with respect to such Unauthorized Use and to control its conduct (including any settlement). If Licensor does not commence an action or proceeding within sixty (60) days after receipt or delivery of notice hereunder concerning any Unauthorized Use, Licensee may, in its discretion, bring such action or proceeding and control its conduct (including any settlement). The Parties shall promptly inform each other on the actions or the measures carried out. The Party not controlling any action or proceeding brought under this Section 6(b) shall provide the other Party with all cooperation and assistance that such other Party may reasonably request in connection with such action or proceeding. Any damages, profits, and other monetary awards resulting from any such action or proceeding will be applied first in satisfaction of any unreimbursed expenses and legal fees of both Parties, with the balance allocated to the Parties as their interests may appear.

7.             Compliance with Laws. Each Party shall comply with all applicable laws and regulations in the Territory in exercising its rights and performing its obligations under this Agreement. Without limiting the foregoing, each Party shall comply with all applicable laws and regulations concerning the export or re-export of any Licensed Product and any associated technical data, materials, or information, including any requirements for obtaining an export license or other governmental approval. The Parties will cooperate with respect to import-export compliance and to execute such documents related thereto as may be reasonably requested by the other Party.

8.             Confidentiality.

(a)           Confidential Information. Each Party acknowledges that in connection with this Agreement it will receive or gain access to certain non-public, confidential, or proprietary information and materials of the other Party in oral, written, electronic, or other form or media, whether or not such information and materials are marked, designated, or otherwise identified as “confidential” (“Confidential Information”).

(b)          Exclusions. Confidential Information does not include Information that: (i) was already known to the receiving Party without restriction on use or disclosure; (ii) was or becomes generally known by the public other than by breach of this Agreement; (iii) was received from a third party not under any confidentiality obligation to the other Party; or (iv) is independently developed without reference to or use of the other Party’s Confidential Information.

(c)            Confidentiality Obligations; Exceptions. Each Party shall maintain the other Party’s Confidential Information in strict confidence and not disclose it to any other person or entity, except to its employees or independent contractors who have a need to know such Confidential Information for such Party to exercise its rights or perform its obligations hereunder and are bound by written nondisclosure agreements. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to the limited extent required to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or a valid order issued by a court or governmental agency of competent jurisdiction (each, an “Obligated Disclosure”), provided that the Party making the required disclosure shall first provide the disclosing Party with: (i) prompt written notice of such requirement so that the disclosing Party may seek, at its sole cost and expense, a protective order or other remedy; and (ii) reasonable assistance, at the disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. Licensee may disclose Licensor’s Confidential Information to Licensee’s actual and potential purchasers and financing sources and their respective advisors, consultants, engineers, and other agents or representatives, provided that such disclosure is also subject to confidentiality limitations. Prior to any disclosure of such information other than an Obligated Disclosure, Licensee shall notify Licensor of the Confidential Information which it intends to disclose and shall seek approval from Licensor. Within eight (8) days of receiving such written notice Licensor may decide that the disclosure of the Confidential information is permitted only on the basis of a written non-disclosure agreement between Licensor and the other receiving party. Licensor has the right to raise to disclose the Confidential Information if the receiving party is related to any Restricted Purchaser (as defined in Section 12(b)(iv)). After any Change of Control Transaction relating to Licensor described in Section 12(b)(iv), the right of Licensor to refuse as set forth in the immediately preceding sentence shall no longer be in effect.

9.            Representations.

(a)            Mutual Representations. Each Party represents and warrants to the other Party that, as of the Effective Date: (i) it is duly organized, validly existing, and in good standing under the laws of the state or jurisdiction of its organization; (ii) it has the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder; (iii) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of such Party; and (iv) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

(b)           Licensor Representations. Licensor represents and warrants that: (i) Licensor owns the entire right, title, and interest in and to the Licensed Rights and Materials; (ii) Licensor has the right to grant the license and outer rights hereunder; (iii) use of the Licensed Rights and Materials permitted under this Agreement Licensed Products and use of Licensed Products in LMC Trucks does not and will not infringe any United States patents or other intellectual property rights of any other person or entity; (iv) as of the Effective Date, Licensor does not own any patents or patent applications that would be infringed by use of the Licensed Rights and Materials permitted under this Agreement; (v) Licensor has riot granted to any third party any licenses or other rights under the Licensed. Rights and Materials that conflict with rights granted to Licensee under this Agreement; (vi) the Licensed Rights and Materials constitutes all of the information and intellectual property necessary to allow for production of the Licensed Products, assuming that Licensee acquires the specified equipment, implements the Production Design, and installs the Software, all as specified by licensor; (vii) the Licensed Rights and the Materials are sufficient to allow for the production of Licensed Products that are safe to use, merchantable, and fit for the intended purpose.

10.          Indemnification.

(a)            By Licensor. Licensor shall indemnify, defend, and hold harmless Licensee and its Affiliates, their respective owners and any lender to any of the foregoing, and each of such parties’ respective officers, directors, employees, and agents, from and against all losses, damages, liabilities, costs (including reasonable attorneys’ fees) (“Losses”) resulting from any third-party claim, suit, action, or other proceeding (“Third-Party Claim”) arising out of Licensor’s breach of any representation, warranty, covenant. or obligation under this Agreement or alleging that the use of the Materials or other Licensed Right licensed under this Agreement infringes or misappropriates any third party’s intellectual property rights except to the extent attributable to Licensee’s breach of any representation or warranty under this Agreement or Licensee’s gross negligence or willful misconduct.

(b)          By Licensee. Licensee shall indemnify, defend, and hold harmless Licensor and its Affiliates, and each of Licensor’s and its Affiliates’ respective officers, directors, employees, and agents against all. Losses resulting from: (i) any Third-Party Claim arising out of: (A) Licensee’s breach of any representation, warranty, covenant, or obligation under this Agreement, or (B) any bodily injury, death of any person, or damage to real or tangible personal property caused by any LMC Truck; in each case except to the extent attributable to Licensor’s breach of any representation or warranty under this Agreement or Licensor’s gross negligence or willful misconduct.

11.           Ownership of Properly. All equipment, tooling, testing equipment, dies, and other tooling purchased by Licensee shall remain the property of Licensee.

12.           Termination.

(a)           Term. This Agreement is effective as of the Effective Date and will continue in effect until terminated in accordance with Section 12(b).

(b)           Termination.

(i)             Breach. Either Party may terminate this Agreement in its entirety upon notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within one hundred eighty (180) days after notice of such breach from the non-breaching Party. Any infringement of Licensee’s obligations under Sections 2(b), 5(d), 5(e) or 6(a) shall be deemed a material breach of this Agreement and therefore Licensor may immediately terminate the Agreement by delivery of written notice to Licensee.

(ii)             Insolvency. Either Party may terminate this Agreement in its entirety immediately upon notice to the other Party if such other Party: (a) is dissolved or liquidated or takes any corporate action for such purpose; (b) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (c) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (d) makes or seeks to make a general assignment for the benefit of creditors; or (e) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

(iii)            By Licensee. Licensee may terminate this Agreement at any time at its sole option, by delivery of written notice to Licensor.

(iv)           Change of Control. For the avoidance of doubt, this Agreement shall remain binding and in full force and effect on each Party or its successor in the event of a merger, consolidation, division, stock sale, asset sale, or other sale or other change of control (any such transaction, a “Change of Control Transaction”) involving such Party provided that the change of control of Licensee is not any competitor of Licensor identified on Exhibit B or any Person controlling such competitors (“Restricted Purchasers”), as such list may be updated by Licensor from time to time in good faith. In the event of such change of control, Licensor may terminate this Agreement at its sole option, without any penalty, by delivery of written notice to Licensee. Notwithstanding the foregoing, if any Restricted Purchaser acquires Licensor in a Change of Control Transaction, then this Agreement shall remain binding and in full force and effect on each Party or its successor except that Licensor shall have not thereafter have the right to terminate this Agreement as a result of a Change of Control Transaction relating to Licensee.

(c)           Effect of Termination.

(i)             Upon any termination of this Agreement by Licensee under Section 12(b)(i) or Section 12(b)(ii):

 (A)             Licensee shall have a commercially reasonable time, but not more than six (6) months from the date of termination, to complete orders and obtain a suitable replacement product prior to ceasing production of the Licensed Products.

 (B)              Thereafter, Licensee shall have the right to continue to use the Licensed Rights and Materials to the extent incorporated within Licensee’s production of LMC Trucks (but not for the production of the Licensed Products).

(ii)           Upon any termination of this Agreement by Licensor under Section 12(6)(i), Section 12(b)(ii) or Section 12(b)(iv) or by Licensee under Section 12(b)(iii):

 (A)             Licensee shall immediately after termination discontinue production of the Licensed Products.

 (B)             Thereafter, licensee shall have the right to continue to use the Licensed Rights and Materials to the extent incorporated within Licensee’s production of LMC Trucks (but not for the production of the Licensed Products).

(iii)           All sublicenses granted by Licensee will automatically terminate in accordance with Subsections (i) and (ii) above unless Licensor decides at its discretion to continue sublicense under a direct license agreement with Licensee under the Licensed Rights on terms substantially similar to the terms of this Agreement.

(iv)           Upon Licensee’s completion of use of the Licensed Rights and Materials as set forth above or otherwise immediately after the termination, each Party shall reasonably promptly return to the other Party all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided, however, that, Licensee shall, at Licensor’s option, either return to Licensor or destroy all Materials in Licensee’s possession, and destroy all notes, analyses, summaries, and other materials prepared by Licensee relating to the Licensed Rights, and certify in writing to Licensor the destruction of such Confidential Information and related materials.

(v)           Termination of this Agreement will not relieve the Parties of any obligations accruing before the effective date of such termination.

(vi)          The Parties’ rights and obligations set forth in this Section 12(c) and Section 5(e) (Records and Audit), Section 6(a) (Preservation of Licensed Rights), Section 8 (Confidentiality), Section 10 (Indemnification), Section 11 (Ownership Of Property), and Section 14 (Miscellaneous), and any right, obligation, or required performance of the Parties under this Agreement that, by its express terms or nature and context is intended to survive termination of this Agreement, will survive any such termination, for a period of five (5) years.

(vii)         The termination of the Support Agreement, except upon full performance thereof, shall be deemed a termination of this Agreement under Section 12(c)(i) only for reasons for the termination of the Support Agreement attributable to Licensor; for any other reason the Section 12(c)(ii) applies.

(viii)        The termination of this Agreement shall also be deemed a termination of the Support Agreement.

13.          Assignment. Licensee shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law, or otherwise, without Licenser’s prior written consent, except that Licensee may make such an assignment, delegation, or other transfer, in whole or in part, without the Licensor’s consent (a) to an Affiliate; (b) in connection with the transfer or sale of all or substantially all of the business or assets of Licensee relating to this Agreement; (c) to financing sources as collateral security for financing; and (d) to any purchaser from or other successor to financing sources in connection with the exercise of remedies, provided that no such assignment shall be made to any Restricted Purchasers except under the circumstances described in Section 12(b)(iv). No delegation or other transfer will relieve Licensee of any of its obligations or performance under this Agreement. This Agreement is binding upon and inures to the benefit of the Parties and their respective permitted successors and assigns.

14.          Miscellaneous.

(a)           Further Assurances. Each Party shall, upon the reasonable request of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement. Licensor agrees to enter into a consent to assignment with Licensee’s financing sources containing estoppels, affirmations, notice and cure rights, and other customary provisions.

(b)          Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the parties, and neither Party has authority to contract for or bind the other party in any manner whatsoever.

(c)           No Public Statements. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the other Party’s prior written consent.

(d)           Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder must be in writing and sent to the respective Party at the addresses indicated below (or at such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Licensor:	[ ]

If to Licensee:	[ ]

Notices sent in accordance with this Section will he deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or email (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient.

(e)           Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to he dratted.

(f)           Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(g)          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns (including financing sources) and nothing herein, expess or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

(h)           Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(i)           Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(j)            Governing Law; Submission to Jurisdiction. This Agreement is governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would require or permit the application of the laws of any other jurisdiction. Subject to the arbitration provision below, any legal suit, action, or proceeding arising out of or related to this Agreement or the licenses granted hereunder will be instituted exclusively in the federal courts of the Southern District of New York, United States, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding.

(k)           Arbitration. In the event of any dispute, controversy or claim arising out of, or relating to, or in connection with this Agreement, including with respect to formation, applicability, breach, termination, validity or enforceability thereof, a party wishing to commence arbitration shall first serve notice on the proposed respondent that a dispute has arisen and demand negotiation commence. Notice shall be served by overnight courier at the addresses provided herein. Notwithstanding anything else herein, any party to such negotiation shall have the right to commence arbitration at any time after the expiration of thirty (30) days after service of such demand for negotiation.

Thereafter, any dispute, controversy or claim arising out of, or relating to, or in connection with this Agreement, including with respect to formation applicability, breach, termination, validity or enforceability thereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules, or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, USA, and it shall be conducted in the English language.

The arbitration award shall he final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction therefor or having jurisdiction over the relevant parties or assets.

(l)            Agent for Service. Licensor undertakes to irrevocably designate, appoint and empower an agent satisfactory to Licensee no later than forty-five (45) days after signing this agreement and the License Agreement and the Support Agreement, the Agent for Service as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or

(m)          Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation and, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief; including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

(n)           Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ELAPHE PRODUCTION TECHNOLOGIES LTD.

By:	/s/ Gorazd Lampic
Name: Gorazd Lampic
Title: Chief Executive Officer

LORDSTOWN MOTORS CORP.

By:	/s/ Stephen S. Burns
Name: Stephen S. Burns
Title: Chief Executive Officer